Exhibit 23.1

Crowe Horwath LLP
Independent Member Crowe Horwath International

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of China Growth Equity Investment, Ltd. on Pre-effective Amendment No. 3 to Form S-1 of our report dated March 8, 2011 on the financial statements of China Growth Equity Investment, Ltd. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP
New York, New York
May 9, 2011